Exhibit 99.1

AITX Takes Next Step in Market Structure Evolution with OTCQB Application

Enhanced Transparency and Structure Align with Company's Longer-Term Market Objectives

Detroit, Michigan, April 14, 2026 - Artificial Intelligence Technology Solutions, Inc. (the "Company") (OTCID:AITXD), a global leader in AI-driven security and productivity solutions for enterprise clients, today announced that it has filed an application to uplist its common stock to the OTCQB Venture Market, a higher tier within the OTC Markets Group. The Company's shares currently trade on the OTCID Basic Market. The OTCQB application remains subject to approval by OTC Markets, and no assurance can be given that the uplisting will be completed.

Uplisting from the OTC Pink or OTCID market to the OTCQB Venture Market signals a meaningful step in accountability and market readiness. Unlike lower tiers, OTCQB requires audited financials, current and consistent reporting, minimum pricing standards, and ongoing executive certification, placing companies under materially greater scrutiny. For investors, that added structure can translate into improved transparency, stronger credibility, and broader participation from brokers and institutions that often avoid lower tiers. Reaching OTCQB is not procedural. It requires operational discipline, financial commitment, and structural alignment, making it a deliberate move toward a more established capital markets profile.

"We've been intentional about raising the standard of this Company across every dimension, and this is another step in that direction," said Steve Reinharz, CEO/CTO and founder of AITX and all RAD subsidiaries. "OTCQB isn't a finish line for us, it's a checkpoint. It reflects the work we've already done to strengthen the business, and the expectations we're setting for where we're going. We're building this Company to meet higher levels of performance, visibility, and accountability, and that's exactly what this move supports."

The Company believes its continued progress toward operational profitability, expanding recurring monthly revenue, and ongoing investment in software, artificial intelligence, and manufacturing have positioned it to pursue this advancement. Through its subsidiaries, AITX continues to expand its deployment footprint across multiple industries while advancing SARA™ as a core element of its long-term growth strategy.

The Company will provide updates as appropriate regarding the status of its OTCQB application. This step reflects AITX's continued focus on strengthening its capital markets profile and aligning its structure with the scale and trajectory of the business as it attempts to advance toward higher levels of market participation.

Explore AITX's complete lineup of AI-powered solutions at www.aitx.ai/company-profile and learn how the Company is transforming security and facility management.

About Artificial Intelligence Technology Solutions, Inc. (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and drive operational efficiency. Through its family of companies, including Robotic Assistance Devices, Inc. (RAD-I), Robotic Assistance Devices Mobile (RAD-M), Robotic Assistance Devices Group (RAD-G) and Robotic Assistance Devices Residential (RAD-R), AITX develops and delivers a broad range of AI-driven technologies and services designed to transform security, automation, and operational workflows across multiple industries.

Through its primary subsidiary, RAD-I, AITX is redefining the nearly $50 billion (US) security and guarding services industry1 with its AI-driven Solutions-as-a-Service model. RAD solutions are specifically designed to deliver cost savings of between 35% and 80% compared to traditional manned security and monitoring, utilizing a suite of stationary and mobile autonomous systems that complement, and in many cases replace, human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

All of RAD's solutions are designed to integrate with leading industry platforms and workflows, including ongoing collaboration with Immix®, the trusted provider of central station and remote monitoring software, supporting broader adoption of AI-driven security across professional monitoring environments.

The Company's operations and internal controls have been validated through successful completion of its SOC 2 Type 2 audit, reinforcing its credibility with enterprise and government clients that require rigorous data protection and compliance standards.

AITX is led by Steve Reinharz, CEO/CTO and founder the Company and all RAD subsidiaries, who brings decades of experience in the security services industry. The broader AITX leadership and its subsidiaries draw on deep expertise across security, law enforcement, and robotics innovation, supporting the Company's ability to deliver proven, practical, and scalable solutions.

AITX and its subsidiaries maintain a robust sales pipeline that includes over 35 Fortune 500 companies, with expanding opportunities across its subsidiaries. The Company expects continued growth as these opportunities convert into deployed clients generating recurring revenue streams, with significant potential for expansion within each account.

The Company's solutions are deployed across a wide range of industries including enterprises, government, transportation, critical infrastructure, education, and healthcare.

To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.raddog.ai, www.radgroup.ai, www.saramonitoring.ai, and www.radlightmyway.com, or follow Steve Reinharz on X @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. There can be no assurance that the Company's application to uplist to the OTCQB Venture Market will be approved. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

For purposes of the Company's disclosures, "Artificial Intelligence" refers to machine-based systems designed to operate with varying levels of autonomy that, for a given set of human defined objectives, can make predictions, recommendations, or decisions influencing real or virtual environments. In the context of the Company's business, Artificial Intelligence is deployed primarily within the security services and property management industries to support functions such as detection, analysis, prioritization, communication, and response related to safety, security, and operational events.

The Company delivers these capabilities principally through its SARA™ (Speaking Autonomous Responsive Agent) platform, which serves as the Company's primary agentic artificial intelligence system. SARA is designed to receive and process video, audio, and other sensor data, apply automated analysis and inference, and support actions in accordance with predefined operational objectives and human oversight.

Further note that the Company's Board of Directors oversees the Company's deployment of Artificial Intelligence.

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Doug Clemons
248-270-8273
doug.c@radsecurity.com

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1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/